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(To Prospectus dated August 1, 1996 and             Rule 424(b)(3)
Prospectus Supplement dated August 1, 1996)         File No. 333-8113
Pricing Supplement # 3                              Date: March 4, 1997
                                                    Tax ID#: 56-0732648
                                 AIRGAS, INC.
                        Medium-Term Notes - Fixed Rate
______________________________________________________________________________
Principal Amount: $75,000,000         Interest Rate:  7.14%
Agent's Discount or                   Stated Maturity Date: 3/8/04
 Commission: $450,000
Net Proceeds to Issuer: $74,550,000   Original Issue Date: 3/7/97
______________________________________________________________________________

Interest Payment Dates:  January 15 and July 15

Default Rate: N/A
Redemption: N/A

[X]  The Notes cannot be redeemed prior to the Stated Maturity Date.
[ ]  The Notes may be redeemed prior to the Stated Maturity Date.
     Initial Redemption Date:
     Initial Redemption Percentage:
     Annual Redemption Percentage Reduction: _____% until Redemption
      Percentage is 100% of the principal amount.

Optional Repayment:

[X]  The Notes cannot be repaid prior to the Stated Maturity Date.
[ ]  The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
     Option Repayment Dates:
     Repayment Price: ____%

Authorized Denomination:

[X]  $1,000 and integral multiples thereof.
[ ]  Other __________

Original Issue Discount: [ ] Yes  [X] No
        Total Amount of OID:
        Yield to Maturity:
        Initial Accrual Period:

Form:   [X] Book Entry   [ ] Certificated

Agents:   NationsBanc Capital Markets, Inc.        Morgan Stanley & Company
          Donaldson, Lufkin & Jenrette
          First Union Capital Markets              William Blair & Company

Agent acting in the capacity as indicated below:
        [ ] Principal    [X] Agent

If as Principal:

[ ] The Notes are being offered at varying prices related to prevailing market prices at the time of resale.
[ ] The Notes are being offered at a fixed initial public offering price of
    ____% of principal amount.

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If as Agent:
            The Notes are being offered at a fixed initial public offering price of ______% of Principal Amount.

Other Provisions:

Use of Proceeds:

     The Company intends to apply substantially all of the proceeds from the sale of the Notes to repay indebtedness outstanding under a revolving credit facility. Such indebtedness is of varying maturities through May 6, 1997 and bears interest at rates from 5.83% to 5.93% per annum.

CUSIP Number:  00936EAC2

Agent                     Amount               Net Proceeds to Issuer
_____                     ______               ______________________

NationsBanc             $20,000,000            $19,880,000
  Capital Markets

Donaldson, Lufkin
  & Jenrette             20,000,000             19,880,000

First Union
  Capital Markets         7,500,000              7,455,000

Morgan Stanley &
  Company                20,000,000             19,880,000

William Blair
  & Company               7,500,000              7,455,000
                         __________             __________
                        $75,000,000            $74,550,000

Airgas, Inc.
Authorized Signature:  /s/ James N. Borum
                       _____________________
                       James N. Borum
                       Assistant Treasurer


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